Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D, dated June 4, 2020, with respect to the common stock, par value $1.00 per share, of the Bancorp, Inc., a Delaware corporation, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: June 4, 2020

CASTLE CREEK CAPITAL PARTNERS VI, LP

By:	/s/ John M. Eggemeyer
Name:	John M. Eggemeyer
Title:	Managing Principal

CASTLE CREEK CAPITAL VI LLC

By:	/s/ John M. Eggemeyer
Name:	John M. Eggemeyer
Title:	Managing Principal

SIGNATURE PAGE TO JOINT FILING AGREEMENT (THE BANCORP, INC.)